PROMISSORY NOTE

$300,000	September 21, 2006

FOR VALUE RECEIVED, the undersigned, GWIN, Inc., a Delaware corporation (the “Company”), promises to pay to CSI Business Finance, Inc., a Florida corporation (“Lender” and together with the Company, the “Parties” and each a “Party”), the principal sum of Three Hundred Thousand Dollars ($300,000) plus interest pursuant to the following terms:

1.  Maturity. The face amount of this Promissory Note (this “Note”) plus any and all interest accrued hereon shall become payable and due on June 30, 2007 (the “Maturity Date”) .

2.  Interest. Interest shall accrue on the outstanding principal balance hereof at a rate equal to one and one half percent (1.5%) per month. Interest shall be (a) calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law and (b) paid monthly in cash, commencing on October 1, 2006 on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date) to Lender at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024 or at another address as Lender shall specify in writing.

3.  Security Agreements. This Note is secured by a Pledge and Escrow Agreement (the “Pledge Agreement”), of even date herewith, by and among the Company, Lender and the Escrow Agent; an Insider Pledge and Escrow Agreement (“Insider Pledge Agreement”), of even date herewith, by and among the Company, Lender, Wayne Allyn Root and the Escrow Agent; a Security Agreement (the “Security Agreement”), of even date herewith, by and between the Company and Lender; and a Subsidiary Security Agreement (the “Subsidiary Security Agreement”) by and between Lender and Global SportsEDGE, Inc., a wholly-owned subsidiary of the Company.

4.  Methods of Payment. This Note may be voluntarily prepaid, without penalty or premium, in whole or in part, at any time and from time to time. Any prepayment must include all accrued interest on the principal being paid through the date of prepayment.

5.  Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

6.  Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by Lender in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Company agrees to indemnify and hold Lender harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

7.  Events of Default. Upon an Event of Default (as defined below), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be immediately due and payable without any action on the part of Lender, and Lender shall be entitled to seek and institute any and all remedies available to it. No remedy conferred under this Note upon Lender is intended to be exclusive of any other remedy available to Lender, pursuant to the terms of this Note or otherwise. No single or partial exercise by Lender of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of Lender to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (i) the Company should fail for any reason or for no reason to make payment of the outstanding principal balance plus accrued interest pursuant to this Note within the time prescribed herein; or (ii) the Company fails to satisfy any other obligation or requirement of the Company under this Note (except as may be covered by Section 7(i) herein) or other Transaction Document (as such term is defined in the Loan Agreement), or otherwise commit any breach or default of any provision of this Note or other Transaction Document which is not cured within the time prescribed; or (iii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, not disclosed to Lender, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed by or against the Company or for all or any part of its property; or (iv) the Company’s common stock shall cease to be quoted for trading or listing on either the Nasdaq OTC Bulletin Board or if then listed on Nasdaq Capital Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a “Subsequent Market”) shall cease to be quoted for trading or listing on such Subsequent Market and shall not again be quoted or listed for trading thereon within five (5) trading days of such delisting; or (v) except as disclosed in Item 3.4 of the Disclosure Schedule to the Loan Agreement, the Company or any subsidiary of the Company shall default in any of its obligations under any other note, debenture, or any mortgage, credit agreement or other facility indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring agreement of the Company or any subsidiary of the Company in an amount exceeding One Hundred Thousand Dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

8.  Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by Lender as consideration for this Note exceed the limits imposed by the laws of the State of Delaware. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by Lender in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon Lender’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

9.  Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to Lender, including, without limitation, the face amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by Lender hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

10.  Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

11.  Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

12.  Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

13.  Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. Lender may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

14.  No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

15.  Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

16.  Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	GWIN, Inc.
5052 South Jones Boulevard
Suite 100
Las Vegas, Nevada 89118
Attention: Douglas R. Miller
Telephone: (702) 967-6000
Facsimile: (702) 967-6002

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd. - Suite 2000
Miami, FL 33131-2399
Attention: Clayton E. Parker, Esq.
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

If to Lender:	CSI Business Finance, Inc.
109 North Post Oak Lane
Suite 422
Houston, TX 77024
Attention: Timothy J. Connolly
Telephone: (713) 621-2737
Facsimile: (713) 586-6678

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) business days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

17.  Remedies, Other Obligations, Breaches and Injunctive Relief. Lender’s remedies provided in this Note shall be cumulative and in addition to all other remedies available to Lender under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of Lender contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit Lender’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Every right and remedy of Lender under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by Lender. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Lender and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

18.  Governing Law; Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the State of Texas in any such action or proceeding and waives any objection to venue laid therein.

19.  No Inconsistent Agreements. Neither of the parties hereto will hereafter enter into any agreement which is inconsistent with the rights granted to the parties in this Note.

20.  Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

21.  Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR LENDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS NOTE AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

22.  Entire Agreement. This Note (including the recitals hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

23.  Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. Lender acknowledges that they have been advised and have been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. Lender further acknowledges that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Company in connection with this Agreement and the transactions contemplated hereby and no other person.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.

GWIN, INC.

By: /s/ Wayne Allyn Root
Name: Wayne Allyn Root
Title: Chief Executive Officer